SCHEDULE 14C INFORMATION

               Information Statement Pursuant to Section 14(c)
                   of the Securities Exchange Act of 1934
                            (Amendment No. -----)


Check the appropriate box:

 /   Preliminary Information Statement
 /   Confidential, for Use of the Commission Only (as permitted by Rule 14c
     5(d)(2)
X/   Definitive Information Statement

                         LIFSCHULTZ INDUSTRIES, INC.
             (Name of Registrant As Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

     X    No fee required.
     / Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     1)   Title of each class of securities to which transaction applies:

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     2)   Aggregate number of securities to which transaction applies:

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     3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing

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fee is calculated and state how it was determined):

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     4)   Proposed maximum aggregate value of transaction.

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     5)   Total fee paid:

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 /   Fee paid previously with preliminary materials.


 /   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

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     2)  Form, Schedule or Registration Statement No.:

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     3)  Filing Party:

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     4)  Date Filed:

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                           INFORMATION STATEMENT

                             December 31, 1997

                          To The Shareholders of
                        Lifschultz Industries, Inc.

     This Information Statement (the "Information Statement") is being delivered by Lifschultz Industries, Inc., a Delaware corporation (the "Company"), and relates to the approval by the shareholders of the Company of an amendment to the Company's Certificate of Incorporation that will make effective a "1 for 50" reverse stock split of the Company's common stock, par value $0.001 ("Common Stock"). The purpose of the Reverse Split is to raise the average bid price of the Company's Common Stock above $1.00 per share in order to maintain the Common Stock's current listing on The Nasdaq SmallCap Market.

     On December 15, 1997, by unanimous written consent, the Board of Directors of the Company approved the "1 for 50" reverse stock split (the "Reverse Split"). At that time, the Board of Directors also approved and recommended to the Company's shareholders for their approval the amendment to the Company's Certificate of Incorporation necessary to effectuate the Reverse Split (the "Amendment"), with such Amendment to become effective January 27, 1998. Subsequently, by written consent in lieu of a meeting, the Amendment was approved by the shareholders of the Company holding a majority of the voting shares of stock in the Company.

     This Information Statement will be mailed to the Company's shareholders on or about January 5, 1998. It is being furnished to shareholders solely to provide them with certain information concerning the Reverse Split and the Amendment in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder, particularly Regulation 14C. The costs of this Information Statement are being borne by the Company.

                   WE ARE NOT ASKING YOU FOR A PROXY AND
                  YOU ARE REQUESTED NOT TO SEND US A PROXY

Amendment of Certificate of Incorporation

     The Board of Directors and the shareholders of the Company have adopted a resolution approving an amendment to the Company's Certificate of Incorporation to effect a reverse split of the Company's Common Stock, pursuant to which each 50 shares of Common Stock will be automatically converted into one share of Common Stock without any action on the part of the shareholder. The text of the Amendment is set forth in Exhibit A to this Information Statement.



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     Consummation of the Reverse Split will not change the number of shares of Common Stock authorized by the Company's Certificate of Incorporation, which will remain at 80,000,000 shares, or the $0.001 par value per share of Common Stock. Under the terms of the Certificate of Amendment that the Company will shortly file with the Delaware Secretary of State, the Reverse Split will become effective as of 5:00 p.m., Delaware time, January 27, 1998 (the "Effective Date"). If for any reason the Board of Directors deems it advisable, the Reverse Split and Amendment may be abandoned or postponed at any time before the Effective Date.

     No scrip or fractional certificates will be issued in connection with the Reverse Split. Shareholders who hold a total number of shares of Common Stock not evenly divisible by fifty will be entitled, upon surrender to the exchange agent of all certificates representing such shares, to receive one additional share of Common Stock for any fractional share to which they would otherwise be entitled based on the aggregate number of shares held by such shareholder. Under such treatment, it is estimated that the Company will issue less than 500 additional shares, resulting in only negligible dilution of shareholders not receiving such additional shares. Shareholders are encouraged to surrender their certificates to the exchange agent for certificates evidencing whole shares of the Common Stock due them.

Exchange of Certificates

     If you are a record holder of shares of Common Stock, included with this Information Statement is a transmittal letter with instructions for the surrender of your certificate(s) to the Company's designated exchange agent. When a shareholder's current certificates and completed transmittal letter are delivered to the exchange agent, the current certificates will be exchanged for a new certificate representing the number of whole shares of Common Stock into which the shares of Common Stock have been converted as a result of the Reverse Split. No new certificate will be issued to a shareholder until the shareholder has surrendered outstanding certificates together with the letter of transmittal to the Company's exchange agent.
A shareholder will not be required to pay a transfer or other fee in connection with the exchange of certificates if the certificates are delivered to the exchange agent on or before February 28, 1998, and only one new certificate is issued aggregating all shares of the shareholder. For all other new certificates (those received after February 23 and for shareholders requesting more than one new certificate), a shareholder must pay a $15.00 fee per new certificate at the time of exchange.

Purpose of the Reverse Split

     The purpose of the Reverse Split is to raise the average bid price of the Company's Common Stock above $1.00 per share in order to maintain the Common Stock's current listing on The Nasdaq SmallCap Market ("Nasdaq SCM"). In order to maintain the Common Stock's listing on the Nasdaq SCM, the


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Company historically has had to meet a number of continued listing requirements. Under more stringent continued listing requirements recently adopted by The Nasdaq Stock Market, the Company's Common Stock must meet or exceed a minimum $1.00 bid price, as well as certain other standards, by February 23, 1998, or be subject to delisting. For a number of years, however, the Company's Common Stock has had a bid price well below $1.00. During the twelve-month period ended December 17, 1997, the bid price has been no higher than $0.21 and as low as $0.06. The Company believes that after the Reverse Split the Company's shares of Common Stock will have a minimum bid price in excess of $1.00 per share, satisfying the Nasdaq SCM continued listing requirement.

     The delisting of the Company's Common Stock from the Nasdaq SCM could adversely affect the liquidity of the Company's Common Stock and the ability of the Company to raise capital in the future. Following such delisting, the shares of Common Stock would likely be quoted in the "pink sheets" maintained by the National Quotation Bureau, Inc. or the NASD Electronic Bulletin Board and the spread between the bid and ask price of the shares of Common Stock would likely be greater than at present and shareholders might experience a greater degree of difficulty in engaging in trades of shares of Common Stock. Thus, the Company believes that it is in the best interest of the shareholders that the Company seek to maintain the Nasdaq SCM listing for its Common Stock.

     Shareholders should note, however, that the effect of the Reverse Split upon the market prices for the Company's Common Stock cannot be accurately predicted. In particular, there is no assurance that prices for shares of the Common Stock after the Reverse Split will be fifty times the prices for shares of the Common Stock immediately prior to the Reverse Split. Furthermore, there can be no assurance that the Reverse Split will not adversely impact the market price of the Common Stock or, alternatively, that any increased price per share of the Common Stock immediately after the proposed Reverse Split will be sustained for any prolonged period of time. In addition, the Reverse Split may have the effect of creating odd lots of stock for some shareholders and such odd lots may be more difficult to sell or have higher brokerage commissions associated with the sale of such odd lots.

     Additionally, the Company will also need to satisfy other continued listing requirements. These other requirements consist of maintaining: (i) net tangible assets of $2,000,000, market capitalization of $35,000,000, or net income of $500,000 (in latest fiscal year or 2 of the 3 last fiscal years); (ii) a public float of at least 500,000 shares; (iii) a market value of the public float of at least $1,000,000; (iv) at least 300 shareholders (round lot holders); (v) at least two market makers; and (vi) compliance with certain corporate governance requirements. The Company believes that on the Effective Date of the Reverse Split it will satisfy all of these other maintenance criteria. There can be no assurance, however, that the


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Company will be able to continue to meet all continued listing requirements in the future.

Principal Effects of the Reverse Split

     Based upon the 55,569,495 shares of Common Stock outstanding on December 1, 1997, the Reverse Split would decrease the outstanding shares of Common Stock by 98%, leaving approximately 1,111,400 shares of Common Stock outstanding. The Company is authorized to issue up to 85,000,000 shares of capital stock, of which 80,000,000 shares are Common Stock and 5,000,000 shares are Preferred Stock. The Reverse Split will not affect the number of authorized shares of Preferred Stock or Common Stock, or the par value of the Preferred Stock or Common Stock.

     Except for the negligible adjustments resulting from the elimination of fractional shares, consummation of the Reverse Split will not result in a change in the relative equity position or voting power of the holders of Common Stock or Preferred Stock. The rights and privileges of the holders of shares of Common Stock will be unaffected by the Reverse Split. The par value of the Common Stock will remain at $.001 per share following the Effective Date of the Reverse Split, and the number of shares of Common Stock issued will be reduced.

     None of the shares of Preferred Stock will be split. However, under the current terms of the Preferred Stock, the conversion amounts and voting rights of each class of Preferred Stock will be proportionately adjusted as a result of the Reverse Split. The conversion of such Preferred Stock into Common Stock after the Reverse Split could result in fractional shares of Common Stock. The Company, however, will not issue a fraction of one share of Common Stock. Instead, the holder converting Preferred Stock to Common Stock will be entitled, upon surrender to the exchange agent of certificates for conversion, to receive one additional share of Common Stock for any fractional share to which they would otherwise be entitled. All other rights and privileges of the holders of the Preferred Stock will be unaffected by the Reverse Split.

     Because the Reverse Split will reduce the number of shares of Common Stock outstanding, it will indirectly result in an increase in the number of authorized shares that the Company could issue in the future. As of December 1, 1997, there were approximately 18,400,000 authorized and unreserved shares of Common Stock available for issuance by the Company. Following the Reverse Split, the Company will have available roughly 78,800,000 shares available for issuance. Such increase in available authorized shares could be construed as having an anti-takeover effect, although neither the Board of Directors nor the management of the Company views the Reverse Split in that perspective. The increase in available shares could increase the Company's ability to use the available shares to frustrate persons seeking to effect a takeover or otherwise gain control of


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the Company by, for example, privately placing shares with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. Shares of Common Stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal the By Laws or certain provisions of the Certificate of Incorporation would not receive the requisite vote. Such uses of the Common (which already are available to the Company to a somewhat lesser extent prior to split), Stock could render more difficult, or discourage, an attempt to acquire control of the Company, if such transaction were opposed by the Board of Directors. Further, the shares could be issued by the Company without further shareholder approval, which could result in further dilution to the holders of Common Stock.

     No officer, director, associate, or affiliate of the Company will derive any material benefit from the Reverse Split other than the benefits which would be enjoyed by any other person holding the same number of shares. Under Delaware law, shareholders are not entitled to dissenter's rights in conjunction with the Reverse Split.

Federal Income Tax Consequences of the Reverse Split

     The following is a summary of the material anticipated federal income tax consequences of the Reverse Split to holders of the Common Stock. This summary is based on the federal income tax laws now in effect and as currently interpreted; it does not take into account possible changes in such laws or interpretations, including amendments to applicable statutes, regulations, and proposed regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. This summary is provided for general information only and does not purport to address all aspects of the possible federal income tax consequences of the Reverse Split and IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to shareholders of the Company in light of their individual investment circumstances or to holders subject to special treatment under the federal income tax laws (for example, life insurance companies, regulated investment companies, and foreign taxpayers). The summary does not address any consequence of the Reverse Split under any state, local, or foreign tax laws. No ruling from the Internal Revenue Service or opinion of counsel will be obtained regarding the federal income tax consequences to the shareholders of the Company as a result of the Reverse Split. ACCORDINGLY, EACH SHAREHOLDER IS ENCOURAGED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX LAWS.






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     The Company believes that the Reverse Split would be a tax-free recapitalization to the Company and its shareholders. If the Reverse Split qualifies as a recapitalization under the Internal Revenue Code of 1986, as amended, a shareholder of the Company who exchanges their current certificates ("Old Certificates") solely for new certificates received from the Company as a result of the Reverse Split ("New Certificates") should recognize no gain or loss for federal income tax purposes. A shareholder's aggregate tax basis in his Common Stock represented by the New Certificates received from the Company as a result of the Reverse Split should be the same as his aggregate tax basis in the Common Stock represented by the Old Certificates. The holding period of shares of the Common Stock represented by the New Certificates received from the Company as a result of the Reverse Split should include the period during which shares of the Common Stock surrendered in exchange therefor were held, provided all such shares of Common Stock were held as a capital asset on the date of the exchange.

     Although not free from doubt, the above treatment should also apply with respect to an additional share received instead of a fractional share. However, it is possible that the receipt of such additional share could be wholly or partly taxable. Holders should consult with their own tax advisors in this regard.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information as of December 1, 1997 with respect to (i) each person who is known to the Company to beneficially own more than five percent of the outstanding shares of Common Stock or a class of Preferred Stock, (ii) the beneficial ownership of such securities by each executive officer and director of the Company, and (iii) the beneficial ownership of all such securities by all of the Company's directors and executive officers as a group. Unless otherwise indicated, the persons or entities named in the table have sole voting and investment power with respect to all shares of stock beneficially owned by them, subject to applicable community property laws. Stock that is "beneficially owned" includes all the stock that the person has the right to acquire within 60 days of December 1, 1997. The percentage ownership for any person is calculated assuming that all the stock that could be acquired by that person within 60 days by option exercise or otherwise, is in fact outstanding and that no other shareholder has exercised a similar right to acquire additional shares.

                                           AMOUNT AND NATURE
             NAME AND ADDRESS OF             OF BENEFICIAL         PERCENT
CLASS        BENEFICIAL OWNER                  OWNERSHIP          OF CLASS
------       ----------------------        -----------------      --------
Common       David K. Lifschultz              24,146,554[1]          42.1%
             641 West 59th Street
             New York, NY  10019


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Common       Sidney B. Lifschultz                702,006[2]           1.3%
             641 West 59th Street
             New York, NY  10019

Common       Charlotte K. Lifschultz          10,390,444[3]           18.7%
             641 West 59th Street
             New York, NY  10019

Common       Hudson Waterfront                 4,499,522[4]            8.1%
             Associates, L.P.
             725 Fifth Ave.
             New York, NY  10022

Common       Merrill E. Brown                  2,822,129[5]            5.1%
             1444 County Road 502
             Bayfield, CO  81122

Common       Dennis R. Hunter                  1,539,036[6]            2.7%
             515 East 1860 South
             Provo, UT  84606

Common       J. Randall Owen                      50,000[7]            0.1%
             799 E. Utah Valley Drive
             American Fork, UT  84003

Common       Michael Hirst                     1,360,209[8]            2.4%
             799 E. Utah Valley Drive
             American Fork, UT  84003

Common       James C. Triplett                       0[9]            0
             779 E. Utah Valley Drive
             American Fork, UT  84003

Common       James Solomon                           0[10]           0
             1455 West Center
             Orem, UT  84058

Series A     John G. Bartol                        5,200              100%
Preferred    645 W. Rockford Drive
             Tempe, AZ  85281

Series E     Reboul, MacMurray, Hewitt            20,679             97.4%
Preferred    & Kristol
             45 Rockefeller Plaza
             New York, NY  10111

Common       All directors and executive  27,417,805[1,2,6,7,8,9,10] 49.3%
             officers (7 persons) as a Group


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     [1]  Chairman and Chief Executive Officer of the Company.  Includes:
(i) 9,729,309 shares held directly; (ii) 1,750,000 shares of common stock underlying employee stock options which are currently exercisable; (iii) 10,272,685 shares for which David K. Lifschultz shares voting power as co trustee with Charlotte K. Lifschultz for the Sidney B. Lifschultz 1992 Family Trust; and (iv) 2,394,560 shares of stock held by Lifschultz Terminal and Leasing Company for which David K. Lifschultz shares voting power as an officer and director of Lifschultz Terminal and Leasing Company. Except for the shares identified in the foregoing item (iii), excludes shares shown as beneficially owned by Sidney B. Lifschultz (father) and Charlotte K. Lifschultz (mother).

     [2] Director of the Company. Includes: (i) 544,980 shares held directly; and (ii) 157,026 shares for which Sydney B. Lifschultz holds shared voting power as co-trustee of certain trusts for family members. Excludes shares shown as beneficially owned by Charlotte K. Lifschultz (spouse) and David K. Lifschultz (son).

     [3] Beneficial owner of 5% of the class shares indicated. Includes only shares of stock for which Charlotte K. Lifschultz (wife of Sydney B. Lifschultz) has shared voting power as a co-trustee with David K. Lifschultz for the Sydney B. Lifschultz 1992 Family Trust and trusts for the benefit of family members. Note that 10,272,685 of the shares shown for Charlotte
K. Lifschultz are also reported for David K. Lifschultz as they share voting power for such shares. Except as stated in the foregoing sentence, excludes shares shown as beneficially owned by Sidney B. Lifschultz (spouse) and David K. Lifschultz (son).

     [4] Beneficial owner of 5% of the class of shares indicated. Includes 4,499,522 shares held directly.

     [5]  Beneficial owner of 5% of the class of shares indicated.
Includes: 2,822,129 shares for which Merrill E. Brown holds shared or sole voting power as trustee of trusts for various family members.

     [6] President, Chief Financial Officer, and director of the Company. Includes only shares underlying employee stock options held by Dennis R. Hunter which are currently exercisable.

     [7] President and Chief Operating Officer of subsidiary Hart Scientific, Inc. Includes 50,000 shares of common stock held directly.

     [8]  Vice President and director of subsidiary Hart Scientific, Inc.
Includes: (i) 1,098,317 shares held directly; and (ii) 261,892 shares of common stock underlying employee stock options which are currently exercisable. Excludes 10,000 shares held by an immediate family member for which Michael W. Hirst disclaims beneficial ownership.



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     [9]  Chairman and Chief Executive Officer of subsidiary Hart
Scientific, Inc.

     [10]  Director of subsidiary Hart Scientific, Inc.


Voting Rights

     The outstanding voting securities of the Company on December 1, 1997, were (i) 55,569,495 shares of Common Stock; (ii) 5,200 shares of Series A Convertible Preferred Stock, par value $0.01 per share ("Series A Shares"); and (iii) 21,231 shares of Series E Convertible Preferred Stock, par value $0.01 per share ("Series E Shares"). Holders of Series A and E Shares are entitled convert each Series A and E Share into ten shares (one-fifth of one share after the Reverse Split) of Common Stock (subject to further adjust-ment for stock splits and similar events), and to vote with the Common Stock on an as-converted basis.


                               EXHIBIT A

AMENDMENT TO CERTIFICATE OF INCORPORATION OF LIFSCHULTZ INDUSTRIES, INC.

    Article IV of the Certificate of Incorporation, entitled
"Capitalization" as heretofore added to or amended by certificates filed pursuant to law, shall be amended to include the following new paragraph:

    "Effective as of January 27, 1998 (the "Effective Date"), each one share of the Company's Common Stock issued and outstanding on the Effective Date of this Amendment shall be automatically changed without further action into one-fiftieth of a fully paid and nonassessable share of the Company's Common Stock, provided that no fractional shares shall be issued pursuant to such change. The Company shall issue to each shareholder who, based on the aggregate number of shares held by such shareholder, would otherwise be entitled to a fractional share as a result of such change, one additional whole share."